EXHIBIT 99

                 PRESS RELEASE OF FIRST FEDERAL BANKSHARES, INC.

PRESS RELEASE

July 25, 2003
For Immediate Release

For Further Information Contact:                 Barry Backhaus
                                                 First Federal Bankshares, Inc.
                                                 329 Pierce Street, P.O. Box 897
                                                 Sioux City, IA  51102
                                                 712.277.0200


              FIRST FEDERAL BANKSHARES ANNOUNCES QUARTERLY RESULTS,
                    DIVIDEND AND ANNUAL STOCKHOLDERS' MEETING

Sioux City, Iowa. First Federal Bankshares, Inc. (the "Company") (Nasdaq National Market - "FFSX") reported net earnings of $1.1 million, or diluted earnings per share of $0.29, for the final quarter of the fiscal year ended June 30, 2003. This compares to net earnings of $563,000, or diluted earnings per share of $0.13, for the quarter ended June 30, 2002. Net earnings for the fiscal year ended June 30, 2003 totaled $5.6 million, or diluted earnings per share of $1.41, compared to net earnings of $3.5 million, or diluted earnings per share of $0.83, for the fiscal year ended June 30, 2002.

The Company announced a quarterly dividend of $0.08 per share, the same as the previous quarter.

The Company has scheduled its Annual Meeting of Stockholders for October 30, 2003 at 9:00 a.m. at the Sioux City Convention Center, Sioux City, Iowa. The meeting is for the purpose of electing directors and ratifying the appointment of auditors for the fiscal year ending June 30, 2004.

Net interest income before provision for loan losses totaled $4.5 million and $4.6 million, respectively, for the three months ended June 30, 2003 and 2002. Interest income and interest expense both decreased by $1.5 million as a result of the lower interest rate environment and changes in the mix and balances of interest-earning assets and interest-bearing liabilities. The Company's net yield on average interest-earning assets increased by 12 basis points to 3.26% for the three months ended June 30, 2003 from 3.14% for the three months ended June 30, 2002. The average yield on interest-earning assets decreased by 74 basis points to 5.85% for the three months ended June 30, 2003 from 6.59% for the three months ended June 30, 2002 as market interest rates remained at historically low levels. The decrease in the average yield on interest-earning assets was offset by a decrease of 97 basis points in the average cost of interest-bearing liabilities to 2.69% for the three months ended June 30, 2003 from 3.66% for the three months ended June 30, 2002.

Provision for loan loss expense totaled $300,000 and $1.5 million, respectively, for the three months ended June 30, 2003 and 2002.

Noninterest income increased by $155,000, or 7.2%, to $2.3 million for the quarter ended June 30, 2003 from $2.2 million for the quarter ended June 30, 2002. The increase in noninterest income was largely due to increases in fees and services charges and in gain on sale of loans held for sale. Fees and service charge income increased by $189,000, or 17.1%, to $1.3 million for the three months ended June 30, 2003 from $1.1 million for the three months ended June 30, 2002 largely due to an increase in overdraft activities on retail accounts and the resulting service fees assessed. Gain on sale of loans held for sale increased by $101,000, or 121.8%, to $183,000 for the three months ended June 30, 2003 from $82,000 for the three months ended June 30, 2002 primarily due to an increase in gain on the sale of single-family residential loans because of the continued low market interest rate environment in which mortgage activities remained at elevated levels. These increases in noninterest income were partly offset by decreases in gain on sale of securities and gain on sale of real estate owned and real estate held for development for the three months ended June 30, 2003 as compared to the three months ended June 30, 2002.

Noninterest expense increased by $422,000, or 9.5%, to $4.9 million for the three months ended June 30, 2003 from $4.5 million for the three months ended June 30, 2002. The increase in noninterest expense was partly due to an increase of $121,000, or 4.7%, in compensation and benefits expense resulting from annual salary increases and increases in incentive payments related to the increased volume of loan origination activity during the current-year quarter. The increase in noninterest expense was also due to an increase of $152,000 in consulting expense primarily due to implementation costs for systems and processes contracted for during the three months ended June 30, 2003.

Income before taxes increased by $872,000, or 115.3%, to $1.6 million for the three months ended June 30, 2003 from $757,000 for the three months ended June 30, 2002. Taxes on income totaled $531,000, or an effective tax rate of 32.6%, for the three months ended June 30, 2003 and $194,000, or an effective tax rate of 25.6%, for the three months ended June 30, 2002. The effective tax rate increased for the three months ended June 30, 2003 largely because tax-exempt income comprised a smaller percentage of pre-tax income for the three months ended June 30, 2003 than for the three months ended June 30, 2002.

Net interest income before provision for loan losses increased by $1.9 million, or 11.3%, to $19.0 million for the twelve months ended June 30, 2003 from $17.1 million for the twelve months ended June 30, 2002. The Company's net yield on interest-earning assets increased by 42 basis points to 3.37% for the twelve months ended June 30, 2003 from 2.95% for the twelve months ended June 30, 2002. The average yield on interest-earning assets decreased by 67 basis points to 6.24% for the twelve months ended June 30, 2003 from 6.91% for the twelve months ended June 30, 2002 as market interest rates remained at historically low levels. More than offsetting the decrease in the average yield on interest-earning assets was a decrease of 119 basis points in the average cost of interest-bearing liabilities to 3.01% for the twelve months ended June 30, 2003 from 4.20% for the twelve months ended June 30, 2002 resulting in a reduction in interest expense that more than offset the reduction in interest income. The average balance of deposits decreased by $27.7 million, or 6.1% to $429.3 million for the twelve months ended June 30, 2003 from $457.0 million for the twelve months ended June 30, 2002 primarily due to a decrease in the balance of higher-costing time deposits as the Company lowered interest rates offered and replaced retail deposits with either lower-costing wholesale funding or non interest-bearing and transaction accounts. The average balance of Federal Home Loan Bank advances increased by $16.9 million to $105.9 million for the twelve months ended June 30, 2003 from $89.0 million for the twelve months ended June 30, 2002.

Provision for loan loss expense totaled $1.7 million and $3.8 million, respectively, for the twelve months ended June 30, 2003 and 2002. Non-performing loans decreased to $4.7 million, or 1.1% of total loans, at June 30, 2003 from $6.2 million, or 1.5% of total loans, at June 30, 2002.

Noninterest income increased by $768,000, or 8.5%, to $9.8 million for the twelve months ended June 30, 2003 from $9.0 million for the twelve months ended June 30, 2002. The increase in noninterest income was primarily due to increases in fees and service charges, resulting from an increase in overdraft activity, and gain on the sale of loans held for sale totaling $499,000 and $310,000, respectively. In addition, net gain on sale of securities increased by $206,000 to $309,000 for the twelve months ended June 30, 2003 from $103,000 for the twelve months ended June 30, 2002. During the twelve months ended June 30, 2002 the Company recorded a pretax gain of $456,000 on the sale of the deposits, selected loans and the building and fixtures of a branch office.

Noninterest expense increased by $1.6 million, or 9.4%, to $18.7 million for the twelve months ended June 30, 2003 from $17.1 million for the twelve months ended June 30, 2002. Compensation and benefits expense increased by $815,000, or 8.7%, to $10.2 million for the twelve months ended June 30, 2003 from $9.4 million for the twelve months ended June 30, 2002. The increase in compensation and benefits expense was partly due to pension contribution expense totaling $313,000 for the twelve months ended June 30, 2002. The Company is a participant in the Financial Institutions Retirement Fund (FIRF) and has been notified that a contribution will be required for fiscal 2003. The FIRF had been in fully-funded status since July 1987; therefore, no pension contribution expense was recorded for fiscal 1988 through fiscal 2002. In addition, an increase in the number of full-time-equivalent employees, annual salary increases and an increase in commission and bonus expenses contributed to the increase in compensation and benefits expense. Losses related to repossessed assets and other real estate owned increased by $204,000 for the twelve months ended June 30, 2003 as compared to the twelve months ended June 30, 2002. Additionally, office property and equipment expense increased by $122,000, or 4.8%, for the twelve months ended June 30, 2003 as compared to the twelve months ended June 30, 2002.

Income before taxes increased by $3.2 million, or 61.3%, to $8.4 million for the twelve months ended June 30, 2003 from $5.2 million for the twelve months ended June 30, 2002. Taxes on income totaled $2.8 million, or an effective tax rate of 33.3%, for the twelve months ended June 30, 2003 and $1.7 million, or an effective tax rate of 32.6% for the twelve months ended June 30, 2002.

Assets totaled $627.9 million and $650.8 million, respectively, at June 30, 2003 and 2002. Book value per share increased to $18.29 at June 30, 2003 from $16.95 at June 30, 2002. Stockholders' equity to total assets was 11.09% and 10.95%, respectively, at June 30, 2003 and 2002. During the three months ended June 30, 2003 the Company repurchased 139,500 shares of its common stock at a cost of $2.5 million under a repurchase program announced in August

2002. The Company expects to repurchase up to 44,500 additional shares under this program. The Company had 3,808,391 shares outstanding at June 30, 2003.

On July 17, 2003, the Company's Board of Directors declared a quarterly dividend of $0.08 per share, the same as distributed last quarter. The dividend is payable on August 29, 2003 to stockholders of record on August 15, 2003.

The Company's common stock is traded on the NASDAQ National Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa. First Federal Bank, the Company's bank subsidiary, operates ten offices in northwest Iowa, an office in South Sioux City, Nebraska, and five offices in central Iowa.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)



                                                                June 30,        June 30,
                                                                  2003            2002
                                                               ---------       ---------
ASSETS                                                           (Dollars in thousands)
------
Cash and due from banks                                        $  34,006       $  23,114
Interest-bearing deposits in other financial institutions            281             103
                                                               ---------       ---------

   Cash and cash equivalents                                      34,287          23,217
Securities available-for-sale                                     78,526          92,313
Securities held-to-maturity                                       44,505          63,295
Loans receivable, net                                            415,267         418,382
Office property and equipment, net                                13,166          13,770
Federal Home Loan Bank stock, at cost                              5,707           5,038
Accrued interest receivable                                        2,488           2,804
Goodwill                                                          18,524          18,524
Other assets                                                      15,409          13,414
                                                               ---------       ---------

   Total assets                                                $ 627,879       $ 650,757
                                                               =========       =========


LIABILITIES
-----------
Deposits                                                         448,944         472,648
Advances from Federal Home Loan Bank                             102,387          99,065
Advance payments by borrowers for taxes and insurance              1,459           1,483
Accrued interest payable                                           1,795           3,640
Accrued expenses and other liabilities                             3,633           2,658
                                                               ---------       ---------
   Total liabilities                                             558,218         579,494

STOCKHOLDERS' EQUITY
--------------------
Common stock, $.01 par value                                          49              49
Additional paid-in capital                                        36,537          36,248
Retained earnings, substantially restricted                       47,901          43,542
Treasury stock, at cost - 1,088,466 and 665,764
  shares, respectively, at June 30, 2003 and 2002                (14,265)         (7,578)
Accumulated other comprehensive income                               710             490
Unearned ESOP                                                     (1,186)         (1,330)
Unearned RRP                                                         (85)           (158)
                                                               ---------       ---------

   Total stockholders' equity                                     69,661          71,263
                                                               ---------       ---------
   Total liabilities and stockholders' equity                  $ 627,879       $ 650,757
                                                               =========       =========

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)



                                             Three months ended           Twelve months ended
                                                  June 30,                      June 30,
                                          -----------------------       -----------------------
                                            2003           2002           2003           2002
                                          --------       --------       --------       --------
                                                        (Dollars in thousands)
Total interest income                     $  8,044       $  9,585       $ 35,117       $ 40,020
Total interest expense                       3,552          5,012         16,122         22,947
                                          --------       --------       --------       --------
Net interest income before provision         4,492          4,573         18,995         17,073
Less: provision for loan losses                300          1,520          1,730          3,835
                                          --------       --------       --------       --------
Net interest income after provision          4,192          3,053         17,265         13,238
Noninterest income                           2,317          2,162          9,796          9,028
Noninterest expense                         (4,880)        (4,458)       (18,662)       (17,060)
                                          --------       --------       --------       --------
Income before taxes                          1,629            757          8,399          5,206
Taxes on income                                531            194          2,794          1,696
                                          --------       --------       --------       --------
Reported net earnings                     $  1,098       $    563       $  5,605       $  3,510
                                          ========       ========       ========       ========


FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)



                                                        At or for the three months             At or for the twelve months
                                                              ended June 30,                          ended June 30,
                                                       --------            --------            --------           --------
                                                         2003                2002                2003               2002
                                                       --------            --------            --------           --------
Financial condition data:                                        (Dollars in thousands, except per share amounts)
-------------------------
Average interest-earning assets                        $550,514            $581,669            $563,126           $578,956
Average interest-bearing liabilities                    528,247             547,301             535,242            545,975
Net average earning assets                               22,267              34,368              27,884             32,981
Average interest-earning assets to
  average interest-bearing liabilities                   104.22%             106.28%             105.21%            106.04%
Non-performing loans                                                                             $4,688             $6,191
Non-performing assets                                                                             5,100              6,601
Allowance for loan losses                                                                         4,615              4,584
Allowance for loan losses to total loans                                                          1.10%              1.08%
Non-performing loans to total loans                                                               1.13%              1.48%
Non-performing assets to total assets                                                             0.81%              1.01%
Shareholders' equity to assets                                                                   11.09%             10.95%


Selected operating data: (1)
----------------------------
Return on average assets                                   0.70%               0.35%               0.88%              0.54%
Return on average equity (2)                               6.27%               3.14%               7.91%              4.91%
Net interest rate spread                                   3.16%               2.93%               3.22%              2.71%
Net yield on interest-earning assets (3)                   3.26%               3.14%               3.37%              2.95%
Efficiency ratio (4)                                      71.87%              67.40%              65.59%             66.22%
----------------------------------------------

     (1)  Annualized except for efficiency ratio.

     (2) Net income divided by average equity capital excluding average unrealized gains on available-for-sale securities.

     (3)  Net interest income divided by average interest-earning assets.

     (4) Noninterest expense divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
---------------
Earnings per share:
   Basic                                             $     0.30          $     0.14          $     1.44         $     0.85
   Diluted                                           $     0.29          $     0.13          $     1.41         $     0.83
Book value per share                                 $    18.29          $    16.95          $    18.29         $    16.95
Market price per share:
  High for the period                                $    19.40          $    14.25          $    19.40         $    14.25
  Low for the period                                 $    15.40          $    12.40          $    11.76         $    10.70
  Close at end of period                             $    17.64          $    13.45          $    17.64         $    13.45
Cash dividends declared per share                    $     0.08          $     0.08          $     0.32         $     0.32
Weighted-average common shares outstanding:
   Basic                                              3,722,185           4,071,968           3,879,569          4,115,350
   Diluted                                            3,827,474           4,170,138           3,971,396          4,206,004